Ibotta Names Matt Puckett as Chief Financial Officer

DENVER, August 11, 2025 (Business Wire) -- Ibotta, Inc. (NYSE: IBTA), which operates the largest digital promotions network in North America, today announced the appointment of industry leader, Matt Puckett, as its new Chief Financial Officer (CFO), effective August 25. Puckett will lead Ibotta's financial strategy and operations, and investor relations as the Company continues its commitment to innovation in performance marketing for CPGs.

"We are thrilled to welcome Matt to the Ibotta executive team," said Bryan Leach, founder and CEO of Ibotta. "His deep expertise in all aspects of financial strategy and management, experience in operational execution, and proven track record of guiding innovative companies through periods of transformation will be invaluable as we continue to revolutionize the way brands connect with their customers. Matt's leadership will be instrumental in optimizing our financial performance and ensuring sustainable growth."

Most recently, Puckett served as CFO of VF Corporation (NYSE: VFC), a multi-billion dollar global leader in branded lifestyle apparel and footwear. Over his 23-year tenure at VF, Matt held multiple operating CFO roles, including a four-year international assignment in Switzerland overseeing finance across Europe and Asia. As enterprise CFO, Matt led a large global finance team and oversaw investor relations, corporate finance, financial planning, and M&A. He has extensive expertise in stakeholder management, board and investor relations, and aligning financial strategy and capital allocation with business objectives.

Prior to VF, Matt held finance leadership roles in the furniture industry. He earned his Bachelor of Science in Accounting from the University of Virginia at Wise.

Commenting on his appointment, Matt stated, "I am incredibly excited to join Ibotta at such a dynamic and important time. Ibotta has a powerful mission and a strong market position, and I look forward to contributing to its continued success. I'm eager to work with the talented team to drive financial excellence across the Company, explore new opportunities, and deliver exceptional value to our shareholders, partners, clients and customers."

Puckett will replace Valarie Sheppard, who has served as Ibotta’s interim CFO since March 14, 2025. Sheppard will continue to serve on the Company’s board.

“On behalf of the Ibotta team and our Board of Directors, I want to thank Valarie for seamlessly stepping in to lead our Finance team as interim CFO earlier this year,” said Leach. “We’re grateful that she will be resuming her role as Lead Independent Director on our Board and Chair of our Audit Committee.”

Puckett's appointment follows Ibotta’s recent launch of the first-of-its-kind dynamic performance marketing campaigns with multiple leading CPG clients, allowing them to manage promotional spend based on measurable ROIs. The new offering is central to Ibotta's strategy to further enhance its industry-leading IPN, which offers CPG brands and retailers a way to deliver digital promotions to over 200 million consumers through a single, convenient network.

About Ibotta ("I bought a...")

Ibotta (NYSE: IBTA) is the leading provider of digital promotions for CPG brands, reaching over 200 million consumers through a network of publishers called the Ibotta Performance Network (IPN). The IPN allows marketers to influence what people buy, and where and how often they shop – all while paying only when their campaigns directly result in a sale. American shoppers have earned over $2.4 billion through the IPN since 2012. The largest tech IPO in history to come out of Colorado, Ibotta is headquartered in Denver, and is continually listed as a top place to work by The Denver Post and Inc. Magazine.

Contact

Corporate Communications
Hilary O’Byrne, hilary.obyrne@ibotta.com

Investor Relations
Shalin Patel, shalin.patel@ibotta.com